EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Trudy M. Sullivan
	Investor Relations	Media Relations
	kbedard@micron.com	tsullivan@micron.com
	(208) 368-4400	(208) 368-4400

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

THIRD QUARTER OF FISCAL 2005

Boise, Idaho, June 23, 2005 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its third quarter of fiscal 2005, ending June 2, 2005.  The Company had a net loss of $128 million, or $0.20 per diluted share, on net sales of $1,054 million.  These results compare to net income of $118 million, or $0.17 per diluted share, for the second quarter of fiscal 2005.  For the first nine months of fiscal 2005, the Company had net income of $145 million, or $0.22 per diluted share, on net sales of $3,622 million.

In the third quarter of fiscal 2005, the Company further enhanced its manufacturing efficiencies, yielding an 8% increase in memory production and a 6% quarter-over-quarter increase in megabit sales.  Additionally, the Company’s diversification efforts into CMOS image sensors and specialty DRAM products, including pseudo-static, drove significant benefits in the quarter as these products enjoyed considerable growth and maintained attractive gross margins.  Despite cost reductions resulting from the growth in production and manufacturing efficiencies and continuing strength in demand for the Company’s products, the Company’s results were adversely affected by severe declines in average selling prices for commodity DRAM products during the quarter.

Average selling prices for memory products decreased approximately 30% comparing the third quarter of fiscal 2005 to the immediately preceding quarter as excess supply depressed pricing particularly for mainstream PC memory.  DDR and DDR2 DRAM continue to be the Company’s primary products constituting approximately 60% of net sales in the third quarter of fiscal 2005.  The steep decline in average selling prices also resulted in losses on sales of products purchased from TECH Semiconductor.  Approximately 25% of the Company’s memory production in the first three quarters of fiscal 2005 was obtained from the TECH joint venture.

At the end of the third quarter of fiscal 2005, the Company had $1.3 billion in cash and short-term investments.  During the quarter, the Company generated $334 million in cash from operations and invested $320 million in capital expenditures.  In addition to scheduled payments on notes and capital leases in the third quarter of fiscal 2005, the Company prepaid $90 million on its subordinated note due in September 2005.  The Company received approximately $221 million during the third quarter of fiscal 2005 from debt denominated in yen.

The Company will host a conference call today at 3:30 p.m. MDT to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com.  A Webcast replay will be available on the Company’s web site until June 23, 2006. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 6146538) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on June 30, 2005.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun. 2,	Mar. 3,	Jun. 3,	Jun. 2,	Jun. 3,
	2005	2005	2004	2005	2004

Net sales	$1,054.2	$1,307.9	$1,116.8	$3,622.4	$3,215.0
Cost of goods sold	967.6	953.9	728.9	2,758.8	2,292.9
Gross margin	86.6	354.0	387.9	863.6	922.1

Selling, general and administrative	88.6	84.9	94.3	260.3	257.3
Research and development	153.4	151.4	181.4	453.2	555.7
Restructure (1)	—	0.1	(0.7)	(1.4)	(21.9)
Other operating (income) expense (2)	(25.3)	(8.8)	3.2	(19.7)	6.7
Operating income (loss)	(130.1)	126.4	109.7	171.2	124.3

Interest expense, net	(3.8)	(5.0)	(5.4)	(13.3)	(15.8)
Other non-operating income (expense)	(1.3)	0.1	0.6	(2.5)	2.2
Income tax benefit (provision) (3)	7.3	(3.6)	(14.0)	(10.5)	(47.0)
Net income (loss)	$(127.9)	$117.9	$90.9	$144.9	$63.7

Earnings (loss) per share:
Basic	$(0.20)	$0.18	$0.14	$0.22	$0.10
Diluted	(0.20)	0.17	0.13	0.22	0.10

Number of shares used in per share calculations:
Basic	648.2	647.1	644.2	647.1	640.3
Diluted	648.2	701.3	705.4	701.4	645.1

	As of
	Jun. 2,	Mar. 3,	Sep. 2,
	2005	2005	2004
Cash and short-term investments	$1,295.6	$1,133.6	$1,231.0
Receivables	735.4	938.2	773.7
Inventories	826.7	752.7	578.1
Total current assets	2,920.4	2,888.6	2,638.7
Property, plant and equipment, net	4,770.9	4,791.7	4,712.7
Restricted cash	50.4	27.2	27.6
Total assets	8,086.2	8,078.9	7,760.0

Accounts payable and accrued expenses	733.5	734.0	796.2
Current portion of long-term debt (4)	248.8	283.5	70.6
Total current liabilities	1,093.3	1,093.1	972.1
Long-term debt (4)	1,045.6	909.2	1,027.9
Shareholders’ equity	5,791.6	5,909.2	5,614.8

		Nine Months Ended
		Jun. 2,	Jun. 3,
		2005	2004
Net cash provided by operating activities		$933.4	$743.6
Net cash used for investing activities		(1,004.6)	(1,130.5)
Net cash provided by financing activities		55.4	145.7

Depreciation and amortization		949.6	908.2
Expenditures for property, plant and equipment		(921.6)	(739.7)
Payments on equipment purchase contracts		(170.8)	(268.9)

Noncash equipment acquisitions on contracts payable and capital leases		346.2	211.6

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2004 contained 53 weeks and its first quarter of fiscal 2004 contained 14 weeks.

(1)          In the second quarter of fiscal 2003, the Company initiated a series of cost-reduction initiatives.  In connection therewith, the Company recorded a restructure charge in fiscal 2003 that included the shutdown of the Company’s 200mm production line in Virginia, the discontinuance of certain memory products, including SRAM and TCAM products, and a 10% reduction of the Company’s worldwide workforce.  The credit to restructure in the first nine months of fiscal 2004 primarily reflects sales of equipment associated with the Company’s 200mm production line in Virginia.

(2)          Other operating (income) expense for the third quarter of fiscal 2005 includes gains net of losses on write-downs and disposals of semiconductor equipment of $15 million and net gains of $12 million from changes in currency exchange rates.  Other operating (income) expense for the first nine months of fiscal 2005 includes gains net of losses on write-downs and disposals of semiconductor equipment of $13 million and $12 million in receipts from the U.S. Government in connection with anti-dumping tariffs.  Other operating (income) expense for the first nine months of fiscal 2004 includes losses of $16 million from changes in currency exchange rates.

(3)          Income taxes for fiscal 2005 and 2004 primarily reflect taxes on the Company’s non-U.S. operations.  U.S. operating results are not expected to reflect an income tax provision, until such time as the Company utilizes a substantial portion of its U.S. net operating loss carryforwards and unused tax credits, as any such provision is substantially offset by a corresponding reduction in the deferred tax valuation allowance.

(4)          During the third quarter of fiscal 2005, the Company entered into two financing arrangements with banks aggregating 23.5 billion yen ($221 million).  The yen-denominated notes are payable in semi-annual installments through 2010 and bear interest at a weighted average rate of 1.2%.